Exhibit 99.1

AITX's RAD Builds Momentum with Third Order from Property Management Client

Latest Five-Unit ROSA Order More than Doubles the Client's Deployment Following Two Earlier Orders

Detroit, Michigan, August 18, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced an order for five additional ROSA™ stationary security units from a prominent regional property management firm serving multifamily residential communities in the Midwest. This marks the client's third order and brings the total number of ROSA units ordered to nine.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
Third Order
Five More ROSAs
Nine Units Total

Artist's depiction of a RAD ROSA security unit deployed at a multifamily residential property.

The client began its RAD relationship with an initial order for two ROSA units in December 2025, followed by an order for two additional units in June 2026. Neither order was announced by the Company. The latest order for five additional units more than doubles the number previously ordered and represents the kind of meaningful expansion that reflects a customer's progression from initial adoption through validation and scale.

"Customers rarely begin at full scale. They identify a need, start with a focused installation, evaluate its effectiveness and expand when the solution proves its value," said Troy McCanna, RAD's Chief Revenue Officer and Chief Security Officer. "This client ordered two ROSAs, followed with two more and has now ordered five additional units. That progression from trial to validation to scale is exactly the kind of momentum we want to see."

The five ROSA units are expected to be deployed in the coming weeks, joining four units already in service at the client's multifamily residential properties. The expanded system is intended to help address persistent property management concerns including trespassing, loitering, vandalism and theft while supporting the protection of residents, staff, property and other assets.

ROSA is a multiple award-winning, compact, self-contained security and communication solution designed to help address recurring unwanted activity in exterior areas and other vulnerable locations. The device can be installed and activated in about 15 minutes. Effective May 1, 2026, SARA™ (Speaking Autonomous Responsive Agent) became standard with every ROSA deployment, transforming the device from a detection endpoint into an active participant in the security operation. ROSA combines AI-driven human, firearm and vehicle detection, license plate recognition, responsive digital signage, audio messaging and two-way communication with SARA's real-time decision making, autonomous engagement, escalation and reporting capabilities. Live video is delivered through ROSA's high-resolution, full-color, always-on cameras, with communications optimized for cellular connectivity. RAD has published seven Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at construction sites, mobile home parks, retail centers, hospital campuses, and multi-family communities across the country.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated completion of the deployment, potential additional deployments and customer sites. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive agreements relating to the ordered unit are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/